Exhibit 4.5

RULES OF THE

FLUTTER ENTERTAINMENT PLC

2022 SUPPLEMENTARY RESTRICTED SHARE PLAN

ADOPTED BY THE REMUNERATION COMMITTEE ON 10 JUNE 2022 AND

AMENDED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON 13 DECEMBER 2023.

TABLE OF CONTENTS

1.	INTERPRETATION AND PURPOSE	1
2.	ISSUE OF AWARDS	5
3.	PERFORMANCE CONDITIONS	6
4.	RESTRICTIONS ON TRANSFER AND BANKRUPTCY	7
5.	DIVIDEND EQUIVALENTS	7
6.	VESTING AND EXERCISE	8
7.	MALUS AND CLAWBACK	9
8.	TAXATION	13
9.	CASH EQUIVALENT	13
10.	VESTING IN SPECIAL CIRCUMSTANCES	14
11.	CORPORATE EVENTS	16
12.	EXCHANGE	17
13.	LAPSE OF AWARDS AND OPTIONS	18
14.	ADJUSTMENTS AND EXERCISE OF DISCRETION	19
15.	AMENDMENTS	19
16.	LEGAL ENTITLEMENT	20
17.	DATA PROTECTION	21
18.	GENERAL	22

FLUTTER ENTERTAINMENT PLC

2022 SUPPLEMENTARY RESTRICTED SHARE PLAN

1.	Interpretation and Purpose

1.1

The purpose of this Plan is to facilitate the incentivisation, recruitment and/or retention of employees of the Company or of its Subsidiaries in markets where the equity element of overall compensation is critical to achieving those aims and the level of individual award cannot be facilitated under alternative Company equity plans. Directors (including executive directors) of the Company are not eligible to participate in this Plan.

1.2	In the Plan, the following expressions have the following meanings and all references to statutes are to Irish statutes unless otherwise stated:

“Adoption Date” means the date this Plan was adopted;

“Award” means a Conditional Award or a Nil-Cost Option;

“Award Date” has the meaning specified in Rule 2;

“Award Notification” means the letter, certificate or electronic communication issued in respect of the grant of an Award under Rule 2.4;

“Board” means the Board of Directors of the Company;

“Buy-out Award” means an Award which is being or was granted to facilitate the recruitment of a Participant and is specified in the Eligible Employee’s offer letter as such;

“Cash Equivalent” has the meaning specified in Rule 9;

“Clawback” means the discretion conferred on the Compensation Committee to decide that the Vesting of an Award granted under this Plan or any other benefit conferred under this Plan or any other incentive plan is to be reduced, repaid or forfeited in the manner provided for in Rule 7;

“Company” means Flutter Entertainment plc registered in Ireland under No. 16956;

“Company’s Share Dealing Code” means the Company’s Group Securities Dealing Policy and/or PDMR Securities Dealing Policy (to the extent applicable) as in force from time to time or such other code for dealings in Shares by employees of a Group Member as the Company may adopt from time to time;

“Compensation Committee” or “Remuneration Committee” means the Compensation and Human Resources Committee of the Company (or its predecessor committee by whatever name) or any duly authorised committee of the Board or a person duly authorised by the Compensation Committee (or by its predecessor committee by whatever name) or by any such duly authorised committee of the Board;

“Conditional Award” means a conditional award of Shares issued in accordance with the Rules;

“Control” has the meaning given by section 432 of Part 13, Chapter 1 of TCA 1997;

“Dealing Restriction” means restrictions on, or requirements for approval for, dealings in Shares or Share derivatives imposed by statute, order or regulation or Government directive or a listing authority or the Takeover Rules or by the Company’s Share Dealing Code;

“DI” means depositary interests representing Shares, issued in such manner as may be approved by the Company from time to time;

“Eligible Employee” means an employee of the Company or of any of its Subsidiaries, and who is not a director of the Company;

“Employee Benefit Trust” means the Paddy Power Betfair plc Employee Benefit Trust as constituted by the Trust Deed and/or any other employee benefit trust established for the benefit of employees or former employees of any Group Member;

“Exercise Period” means the period during which a Nil-Cost Option may be exercised which if the Participant is tax resident in Ireland at the Award Date, such Nil-Cost Option shall not be capable of being exercised on a date which is after the seventh anniversary of the Award Date and in all other cases, such Nil-Cost Option shall not be capable of being exercised on date which is after the tenth anniversary of the Award Date;

“Financial Year” means a financial year of the Company within the meaning of section 288 of the Companies Act 2014;

“Group” means the Company, all Subsidiaries of the Company and any company which is (within the meaning of section 8 of the Companies Act 2014) the Company’s holding company or a Subsidiary of the Company’s holding company, and “Group Member” means any member of the Group;

“Internal Reorganisation” means where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Issue Period” means the period of 42 days commencing on:

(a)	the day on which the Plan is adopted by the Remuneration Committee; or

(b)

the dealing day after the day on which the Company makes an announcement of its results for any period provided however that in the event of there being an embargo on dealings in Shares by virtue of the Company’s Share Dealing Code and such embargo as aforesaid having effect during any such 42 day period, an Award may in any case be issued within the 14 day period immediately following the day on which such embargo ceases to have effect;

“Malus” means the discretion conferred on the Compensation Committee to decide that the Vesting of an Award granted under this Plan or any other benefit conferred under this Plan or any other incentive plan is to be reduced, cancelled or subject to further conditions in the manner provided for in Rule 7;

“Market Value” of a Share on any day shall be determined as follows:

(a)

if at the relevant time Shares are listed on a Stock Exchange, the average over the three trading days (on such Stock Exchange on which the Shares are listed as is nominated for that purpose by the Compensation Committee) immediately preceding such day of the mean between the highest and lowest sale prices of a Share on each such trading day; or

(b)	if paragraph (a) above does not apply, the market value of a Share on such day as determined in accordance with section 548 TCA 1997 by the Compensation Committee; or

(c)

if paragraphs (a) and (b) above do not apply and if the Compensation Committee considers it to be appropriate, the market value of a Share shall be determined from the prices obtained by investors in the Company in sales by them of Shares as is certified by the Company’s brokers;

“Nil-Cost Option” means a right to acquire Shares in accordance with the terms of the Plan during an Exercise Period;

“Normal Vesting Date” means the date on which an Award will normally Vest, which:

(a)

in respect of an Award which is subject to a Performance Condition, will be the later of the date on which the Compensation Committee determines that any Performance Condition has been satisfied in accordance with Rule 3.4 or such other date specified in the Award Notification; and

(b)	in respect of an Award which is not subject to a Performance Condition, the third anniversary of the Award Date (or such other date determined by the Compensation Committee);

“Participant” means any person who holds an Award or following his death, his personal representatives;

“Performance Condition” means a condition or conditions imposed under Rule 3.1 which relates to performance and upon which the Vesting of a Conditional Award which is subject to the satisfaction of a Performance Condition is dependent;

“Performance Period” means the period by reference to which a Conditional Award which is subject to the satisfaction of a Performance Condition will Vest which, unless the Compensation Committee determines otherwise, will be at least three years;

“Personal Data” has the meaning given to that term in Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) or any equivalent legislation applicable in any other jurisdiction;

“Plan” means this Flutter Entertainment plc 2022 Supplementary Restricted Share Plan in its present form or as from time to time amended;

“Retention Restriction” has the meaning defined in Rule 6.7;

“Rules” means the Rules set out in this document;

“Share” manes a fully paid ordinary share in the capital of the Company (or any securities representing them);

“Stock Exchange” means the London Stock Exchange, the New York Stock Exchange or such other stock exchange (or any successor body) where the Shares are traded as determined by the Compensation Committee;

“Subsidiary” has the meaning given by section 7 of the Companies Act 2014;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2022, as amended from time to time;

“Tax Liability” means any tax, levy or social security contributions liability in connection with an Award for which the Participant is liable (or in the opinion of the Company is believed to be liable) and for which any Group Member or former Group Member is obliged to account to any relevant authority;

“TCA” means the Taxes Consolidation Act 1997 as amended from time to time;

“Trust Deed” means the Amended and Restated Trust Deed entered between Power Leisure Bookmakers Limited and Apex Financial Services (Trust Company) Limited in respect of the Paddy Power Betfair plc Employee Benefit Trust which, when taken together with these Rules, constitutes the Plan;

“Trustee” means the trustee or trustees for the time being of any Employee Benefit Trust; and

“Vest” means:

(a)	in relation to a Conditional Award, the point at which a Participant becomes entitled to receive the Shares; and

(b)	in relation to a Nil-Cost Option, the point at which it becomes capable of exercise;

and “Vesting” and “Vested” will be construed accordingly.

1.3	References in the Plan to:

(a)	the Rule headings are inserted for ease of reference only and do not affect their construction or interpretation;

(b)	a reference to writing includes any mode of reproducing words in a legible form whether in electronic or paper form;

(c)	a reference to an employee shall include any person who is deemed to be an employee of a Group Member under the laws of the jurisdiction in which such person works;

(d)	the singular include the plural and vice versa and the masculine include the feminine;

(e)	a reference to a statutory provision of an Act of the Oireachtas includes any statutory modification, amendment or re-enactment thereof;

(f)

references to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes or representing or reproducing words in a visible form except as provided in these Rules and/or, where it constitutes writing in electronic form sent to the Company, the Company has agreed to its receipt in such form. Expressions in these Rules referring to acceptance, execution or signing of any document shall include any mode of execution whether under seal or under hand or any mode of electronic acceptance, execution or signature as shall be approved by the Compensation Committee. Expressions in these Rules referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved; and

(g)	unless the contrary intention appears, the use of the word “address” in these Rules in relation to electronic communications includes any number or address used for the purpose of such communications.

2.	Issue of Awards

2.1	Subject to any Dealing Restrictions and any other applicable laws or regulations in any jurisdiction, an Award may be issued to an Eligible Employee during an Issue Period.

2.2

Notwithstanding Rule 2.1, an Award may be issued at any other time when the Compensation Committee considers that circumstances are sufficiently exceptional to justify it being made outside an Issue Period.

2.3

Subject to the provisions of these Rules, the Eligible Employees to whom Awards are to be issued shall be determined by the Compensation Committee in its absolute discretion. All Awards shall be issued subject to the Rules and upon such other additional terms as the Compensation Committee may determine.

2.4	An Award shall be issued by the issue of an Award Notification.

2.5	Unless the Compensation Committee shall determine otherwise, an Award Notification shall contain:

(a)

the Award Date of the Award which shall be either the date specified on the Award Notification (in which case such date may not be earlier than the date the Compensation Committee shall have resolved to issue the Award) or, if not specified, the date on which the Award Notification is executed/accepted (the “Award Date”);

(b)	the number of the Shares subject to the Award;

(c)	state the Performance Conditions, if any, applicable to the Award;

(d)

the date or dates on which the Award or parts of an Award may Vest and, in the case of a Nil-Cost Option, the period or periods during which the Nil-Cost Option or part of a Nil-Cost Option may be exercised;

(e)

a statement that it is a condition of the grant that the Participant sign/accept a copy of the Award Notification in order to bind himself contractually to any such arrangement as is referred to in this Plan (including the application of Malus and Clawback in respect of them) and the accepted or signed document is received by the Company by a specified date;

(f)

a statement that, until the Vesting of the Conditional Award or exercise of the Nil-Cost Option, the Participant shall not have any rights over or in respect of the Shares specified in the Conditional Award or the Nil-Cost Option;

(g)	any Retention Restriction that shall apply to any Shares derived from the Award; and

(h)	any other conditions which the Compensation Committee shall have specified in respect of the issue of the Award.

2.6	No price shall be payable by a Participant upon the grant or Vesting of an Award or grant or exercise of a Nil-Cost Option, as the case may be.

2.7

No Award may be issued under the Plan after the tenth anniversary of the Adoption Date. This shall not apply to a Nil-Cost Option which is granted on the Vesting of a Conditional Award granted before the expiry of the tenth anniversary of the Adoption Date.

3.	Performance Conditions

3.1	Unless the Compensation Committee determines otherwise, the Vesting of Awards will not be subject to the satisfaction of a Performance Condition.

3.2

When issuing any Award, the Compensation Committee may determine that Performance Conditions shall apply to all or part of the Award and in doing so shall specify the Performance Conditions which must be satisfied before the Award can Vest. Subject to Rules 10 and 11, any Performance Condition will be measured over the Performance Period.

3.3	Where the Award is subject to Performance Conditions and circumstances arise which cause the Compensation Committee to consider that:

(a)

a substituted or amended Performance Condition would be more appropriate and/or the Compensation Committee considers that any Performance Condition is no longer appropriate or fair to Eligible Employees (e.g. due to the imposition of industry specific taxation changes including product fees); or

(b)

the level of Vesting resulting from the application of the Performance Condition and/or any other conditions is not a fair and accurate reflection of the performance of the Company, the Group or any Group Member(s); and/or

(c)	the level of Vesting resulting from the application of the Performance Condition and/or any other conditions is not a fair and accurate reflection of the performance of the Participant; and/or

(d)

there is any other factor or there are any other circumstances which would make the level of Vesting resulting from the application of the Performance Condition and/or any other conditions inappropriate without adjustment;

it may substitute, vary or waive the Performance Condition in such manner as:

(i)	is reasonable in the circumstances; and

(ii)	(in the case of a new Performance Condition) is neither materially more nor less difficult to satisfy;

so that the relevant Award shall then take effect subject to the Performance Condition as so substituted, varied or waived and/or the level of Vesting of the relevant Award shall be thereby adjusted upwards or downwards (including for the avoidance of doubt to nil) by the application of the Performance Condition as so substituted, varied or waived.

3.4

Where the Award is subject to Performance Conditions and subject to Rules 10 and 11, the Participant shall receive all or part of the Shares which are the subject of the Award depending on the extent to which the Compensation Committee determines that the Performance Conditions have been satisfied in respect of such Award. The Compensation Committee shall make such determination as soon as reasonably practicable after the end of the Performance Period relating to a Award which is subject to the satisfaction of a Performance Condition, To the extent that an Award does not Vest in full, the remainder will lapse immediately.

4.	Restrictions on Transfer and Bankruptcy

4.1

An Award shall not be capable of being transferred, charged or otherwise alienated (except in the event of the Participant’s death, to his personal representatives), without the prior approval, in writing, of the Compensation Committee, and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award without such approval. All of the terms of this Plan shall apply to any Award so transferred, charged or alienated.

4.2	An Award will lapse immediately if the Participant is declared bankrupt or enters into a compromise with his creditors generally.

5.	Dividend Equivalents

5.1

Prior to the Vesting of a Conditional Award or so long as a Nil-Cost Option remains unexercised, a Participant will have no rights (including any voting rights, dividend paid or other distributions that may be made) in respect of the Shares subject to his Conditional Award or Nil-Cost Option.

5.2

Subject to Rule 5.4, upon the Vesting of an Award, or part of, in respect of Shares sourced from the Trustee, the Participant shall be entitled to receive such number of additional Shares, calculated by the Company (in its absolute discretion), by dividing the amount of dividends which would have been paid on a dividend payment day in respect of the number of Shares which are vesting in the period commencing on the Award Date of such Award and ending on the day prior to Vesting by the price of a Share on the Official List (or equivalent such record) of the Stock Exchange at the close of business on the relevant dividend payment day. If there are more than one dividend payment days in the period, the number of Shares shall be the aggregate of such calculations (the “Dividend Shares”). The Dividend Shares shall form part of the Award for all purposes and be subject to the terms and conditions set out in these Rules as if they formed part of the Award ab initio. The entitlement to Dividend Shares shall only arise upon the Vesting of the original Award of which they form part and the Participant shall have no right or interest of any kind in respect of these Shares unless and until the Vesting of the original Award occurs. If an Award shall Vest in part the number of Dividend Shares the Participant shall receive shall be reduced so that the Dividend Shares received shall bear the same proportion to the total number of Dividend Shares as the proportion that the Award that Vests bears to the entire Award.

5.3

A Participant holding a Nil-Cost Option shall be entitled to Dividend Shares on the same basis as the holder of an Award with the calculation of the amount of his dividend entitlement being based on the amount of dividends payable on the Shares the subject of the Nil-Cost Option in the period commencing on the Award Date and ending on the earliest date the relevant Nil-Cost Options could have been exercised.

5.4

The entitlement of a Participant to Dividend Shares under the provisions of Rule 5.2 shall not apply to Dividend Shares that may be funded from any special or exceptional dividend payable by the Company and, in such circumstances, the Compensation Committee shall determine, in its absolute discretion, whether or not a Dividend Share entitlement shall arise.

5.5

For the avoidance of any doubt, the proceeds payable to the Trustee in respect of any repurchase by the Company of Shares from the Paddy Power plc Employee Benefit Trust are not within the remit of Rule 5.2.

6.	Vesting and Exercise

6.1	Subject to Rules 8, 10 and 11, a Conditional Award will Vest;

(a)	on the Normal Vesting Date; or

(b)

if on the Normal Vesting Date (or on any other date on which a Award is due to Vest under Rule 10 or 11) a Dealing Restriction applies to the Award, on the date on which such Dealing Restriction lifts.

6.2

In relation to an Award in the form of a Conditional Award, at any time prior to the Vesting of that Award, the Compensation Committee may determine that no Shares shall be transferred to the Participant and if it does, it shall:

(a)

grant a Nil-Cost Option which shall be exercisable in respect of such number of Shares as is equal to the number of Shares which were the subject of the Conditional Award, together with any additional Shares or cash to which a Participant becomes entitled under Rule 5. If the Participant is tax resident in Ireland at the Award Date, such Nil-Cost Option shall not be capable of being exercised after the seventh anniversary of the Award Date. In all other cases, such Nil-Cost Option shall not be capable of being exercised after the tenth anniversary of the Award Date; or

(b)	pay the Cash Equivalent to the Participant as provided for in Rule 9.

6.3

The Vesting of a Conditional Award, the exercise of a Nil-Cost Option, the transfer of Shares and the sale of such Shares under this Plan will be subject to obtaining any approval or consent required by any relevant authority, any Dealing Restrictions and any other applicable laws or regulations in any jurisdiction.

6.4

Except as otherwise provided in Rule 10, a Conditional Award may Vest or a Nil-Cost Option may be exercised only while the Participant is employed by a Group Member and if he ceases to be employed by a Group Member, any Conditional Award or Nil-Cost Option granted to him shall lapse to the extent that it has not Vested prior to the date of such cessation.

6.5

Notwithstanding any other provision of the Rules, no Shares may be issued or transferred from treasury to satisfy the Vesting of any Conditional Award or the exercise of any Nil-Cost Option. Subject to the foregoing, the relevant Shares shall be delivered to the Participant in such manner as the Compensation Committee may in its discretion determine, including but not limited to procuring the issue of DIs representing the relevant Shares to the Participant or its nominee(s) and/or making arrangements for the relevant Shares to be held on behalf of the Participant in any securities settlement system to which the Shares are eligible for admission from time to time. Subject to Rules 8 and 9, where Shares are to be transferred to a Participant as a consequence of the Vesting of a Conditional Award or the exercise of a Nil-Cost Option, the Shares shall be transferred to the Participant within 30 days of the Vesting of a Conditional Award or the exercise of a Nil-Cost Option.

6.6	The Company may from time to time fund the Trustee as and when the Trustee requires funds to purchase Shares in the market or otherwise.

6.7

The Compensation Committee, in its absolute discretion, may at any time, impose on a Participant, as the case may be, the requirement to retain Shares derived from any Award for such period, and on such conditions as it shall determine in its absolute discretion, provided that in specifying the number of such Shares to be held, due regard shall be had to the need for such Participant to discharge taxation liabilities arising on the Vesting or exercise of any such Award or Option and provided further that the Compensation Committee shall be entitled to impose such a requirement on one Participant but not on another (a “Retention Restriction”).

7.	Malus and Clawback

7.1

Notwithstanding any other Rule of the Plan, the Compensation Committee may, in its absolute discretion and in circumstances in which the Compensation Committee considers such action is appropriate, decide at any time prior to the Vesting of an Award that the Participant to whom the Award was issued (the “Relevant Participant”) shall be subject to Malus and may therefore decide to:

(a)	reduce the number of Shares to which an Award relates;

(b)	cancel an Award;

(c)	impose further conditions on an Award; or

(d)

delay the Vesting of the Award if the action or conduct of the Participant, Group Member or relevant business unit is under investigation by the Company, or the Company has been notified by a regulatory authority that an investigation into such action or conduct has been commenced so that the transfer of the Shares in respect of such Award will be delayed until any action or investigation is completed.

7.2	The circumstances in Rule 7.1 include, but are not limited to:

(a)

where there is a material restatement of the financial statements of the Company or any of its Subsidiaries for any of the financial years ending after the grant of such Award. The Compensation Committee will in its sole discretion determine what constitutes a material restatement;

(b)

the financial statements of the Company used in assessing the number of Shares over which the Award was granted were misstated, or that any other information relied on in making such assessment proves to have been incorrect and, in any case, the Award was granted in respect of a greater number of Shares than would have been the case had there not been such a misstatement or reliance on incorrect information or had such error not been made or had such event not occurred;

(c)

the Compensation Committee forms the view that in assessing the extent to which any Performance Condition and/or any other condition imposed on the Award was satisfied such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted or would result either directly or indirectly in that Award Vesting to a greater degree than would have been the case had that error not been made;

(d)

some or all of the Performance Conditions, which were deemed to have been satisfied in respect of the Award have only been satisfied as a consequence of any direct or indirect manipulation on the part of the Relevant Participant. For the purpose of this Rule, “manipulation” means anything done, without the knowledge of the Compensation Committee, for the Relevant Participant’s own personal gain which is unreasonable and not done for the benefit of the Company;

(e)	the Relevant Participant is guilty of serious misconduct, gross negligence or fraud;

(f)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee, following consultation with the risk committee of the Board, if applicable, suffered a material failure of risk management;

(g)

any Group Member or a relevant business unit. (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee suffered a material corporate failure;

(h)

the censure of the Company, any Group Member or a relevant business unit by a regulatory authority or events having a significant detrimental impact (as reasonably determined by the Compensation Committee) on the reputation of the Company, any Group Member or a relevant business unit, where the Compensation Committee is satisfied that the Relevant Participant was responsible for the censure or reputational damage and that the censure or reputational damage is attributable to them; or

(i)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role) receives notification in writing that it may become subject to any regulatory sanctions, where the Compensation Committee forms the view that the conduct of the Relevant Participant contributed to the circumstances leading to such notification.

7.3

Notwithstanding any other Rule of the Plan, the Compensation Committee may decide at any time up to the second anniversary of the Vesting of an Award, that the Relevant Participant shall be subject to Clawback if:

(a)

there is a material restatement of the financial statements of the Company or any of its Subsidiaries for any of the financial years ending after the grant of such Award. The Compensation Committee will in its sole discretion determine what constitutes a material restatement;

(b)

the financial statements of the Company used in assessing the number of Shares over which the Award was granted were misstated, or that any other information relied on in making such assessment proves to have been incorrect and, in any case, the Award was granted in respect of a greater number of Shares than would have been the case had there not been such a misstatement or reliance on incorrect information or had such error not been made or had such event not occurred;

(c)

the Compensation Committee forms the view that in assessing the extent to which any Performance Condition and/or any other condition imposed on the Award was satisfied such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted either directly or indirectly in that Award Vesting to a greater degree than would have been the case had that error not been made;

(d)

some or all of the Performance Conditions which were deemed to have been satisfied in respect of an Award have only been satisfied as a consequence of any direct or indirect manipulation on the part of the Relevant Participant. For the purpose of this Rule, “manipulation” means anything done, without the knowledge of the Compensation Committee, for the Relevant Participant’s own personal gain which is unreasonable and not done for the benefit of the Company;

(e)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee, following consultation with the risk committee of the Board, if applicable, suffered a material failure of risk management;

(f)

any Group Member or a relevant business unit. (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee suffered a material corporate failure;

(g)	the Relevant Participant is found guilty of or pleads guilty to a crime that is related to or damages the business or reputation of the Company or any of its Subsidiaries;

(h)	the Relevant Participant is guilty of serious misconduct or gross negligence, which causes loss or reputational damage to the Company or any of its Subsidiaries;

(i)

the censure of the Company, any Group Member or a relevant business unit by a regulatory authority or events having a significant detrimental impact (as reasonably determined by the Compensation Committee) on the reputation of the Company, any Group Member or a relevant business unit, where the Compensation Committee is satisfied that the Relevant Participant was responsible for the censure or reputational damage and that the censure or reputational damage is attributable to them;

(j)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role) receives notification in writing that it may become subject to any regulatory sanctions, where the Compensation Committee forms the view that the conduct of the Relevant Participant contributed to the circumstances leading to such notification; or

(k)

the Relevant Participant is in breach of any applicable restrictions on competition, solicitation or the use of confidential information (whether arising out of the Relevant Participant’s employment contract, his termination arrangements or any internal policies).

7.4	Where the Compensation Committee decides that an Award is subject to Clawback:

(a)

the Compensation Committee may require the Relevant Participant to forfeit the right to all or part of the Shares which would, but for the operation of this Rule 7, be transferable to the Relevant Participant in respect of such Award; and/or

(b)	the Compensation Committee may reduce (including, if appropriate, reducing to zero):

(i)	the amount of the next bonus (if any) which would, but for the operation of Rule 7.3 be payable to the Relevant Participant under any bonus plan operated by any Group Member; and/or

(ii)

the extent to which any other subsisting Awards held by the Relevant Participant are to Vest notwithstanding the extent to which any Performance Condition and/or any other condition imposed on such other Awards have been satisfied; and/or

(iii)

the extent to which any rights to acquire Shares (including annual incentive deferred into Shares) granted to the Relevant Participant under any share incentive plan (other than the Plan) operated by the Company vest or become exercisable notwithstanding the extent to which any conditions imposed on such rights to acquire Shares have been satisfied; and/or

(iv)	the number of Shares subject to any vested but unexercised option; and/or

(v)

the number of Shares subject to any vested but unexercised right to acquire Shares granted to the Relevant Participant under any share incentive plan (other than the Plan) operated by any Company in the Group.

7.5

Any reduction made pursuant to Rule 7.4(b)(i) and/or Rule 7.4(b)(iii) shall take effect immediately prior to the Conditional Award Vesting or the right vesting or becoming exercisable (as applicable) (or at such other time as the Compensation Committee decides) and any reduction made pursuant to Rule 7.4(b)(iv) and/or Rule 7.4(b)(v) shall take effect at such time as the Compensation Committee decides.

7.6

Where Shares have been transferred to the Relevant Participant, the Compensation Committee may require the Relevant Participant to transfer to the Company (or as the Company directs) for nil consideration some or all of the Shares transferred to him under the Award, or pay to the Company (or as the Company directs) an amount equal to the value of those Shares (as determined by the Compensation Committee) on such terms as the Compensation Committee may direct (including, but without limitation to, on terms that the relevant amount is to be deducted from the Relevant Participant’s salary or from any other payment to be made to the Relevant Participant by any Group Member).

7.7

Where Rule 7.3 above applies, the amount and/or such number of Shares to be subject to Clawback shall be such amount and/or such number of Shares as the Compensation Committee decides is appropriate but the amount and/or such number of Shares which is subject to the Clawback shall be limited to the net (post-tax) amount of such value.

7.8

This Rule 7 may be applied in different ways for different Participants in relation to the same or different events, or in different ways for the same relevant Participant in relation to different Awards.

7.9

Without limiting Rule 16, the Relevant Participant will not be entitled to any compensation in respect of any adjustment under this Rule 7, and the operation of Malus or Clawback will not limit any other remedy any member of the Group may have.

7.10	Where a Relevant Participant is required to return any Shares or to forfeit the right to any Shares under this Rule 7, such Shares shall be deemed to be forfeitable shares.

7.11	The Compensation Committee will notify the relevant Participant of any application of Malus or Clawback under this Rule 7.

7.12	Nothing in this Rule 7 shall apply to any award, option or other incentive granted prior to the Adoption Date.

7.13	This Rule shall not apply after the Company is subject to a takeover or other corporate event under Rule 11 (provided that the relevant event is not an Internal Reorganisation).

7.14

The Company may adopt such other malus and clawback policy to the extent necessary or appropriate to comply with all applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations or listing standards promulgated thereunder and all Awards shall be subject to such policy (whether or not such policy was in place at the time of grant of the Award).

8.	Taxation

8.1

A Participant will be responsible for and shall indemnify each relevant Group Member and the Trustee against any Tax Liability relating to his Award. For the purpose of this Rule a Group Member includes a company that was and is no longer a Group Member. Any Group Member and/or the Trustee may withhold an amount equal to such Tax Liability from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements (including a loan) as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired subject to the Award to realise an amount equal to the Tax Liability.

8.2

Where, in relation to an Award, the Compensation Committee, the Trustee, the Company or any Group Member (as the case may be) is liable, or is in accordance with current practice believed by the Compensation Committee, the Trustee or the Company to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Participant, neither the Trustee nor the Company, as appropriate, shall be under any obligation to acquire Shares for the benefit of the Participant or transfer Shares, as appropriate, to the Participant unless the Participant, as the case may be, has paid to the Trustee, the Company or the Group Member (as the case may be) an amount sufficient to discharge the liability.

8.3

In addition, the Trustee shall have the discretion to retain sufficient of the Shares the subject of any Award to ensure that any liability to taxation or otherwise of the Participant or the Company or the Trustee in respect of the receipt by any such holder of such Shares is capable of discharge.

9.	Cash Equivalent

9.1

Subject to Rule 9.2, at any time prior to the date on which a Conditional Award has Vested or, in the case of a Nil-Cost Option, has been exercised, the Compensation Committee may determine that in substitution for a Participant’s right to acquire some or all of the Shares to which his Award relates or in substitution of Dividend Shares receivable under Rule 5, the Participant will instead receive a cash sum (the “Cash Equivalent”). The Cash Equivalent will be equal to the Market Value of that number of the Shares which would otherwise have been transferred and for these purposes:

(a)	in the case of a Conditional Award, Market Value will be determined on the date of Vesting;

(b)	in the case of a Nil-Cost Option, Market Value will be determined on the date of exercise; and

(c)

in either case, the Cash Equivalent will be paid to the Participant as soon as practicable after the Vesting of the Conditional Award or the exercise of the Nil-Cost Option, net of any deductions (including but not limited to any Tax Liability or similar liabilities) as may be required by law.

9.2	The Compensation Committee may determine that this Rule 9 will not apply to an Award or any part of it.

9.3

In circumstances determined by the Compensation Committee, in its absolute discretion, a request may be made to the Trustee to satisfy the obligation to transfer Shares on Award Vesting or Nil-Cost Option exercise by the payment to the such Participant, as the case may be, of a cash payment equal to the Cash Equivalent of the Shares the subject of such Award.

10.	Vesting in Special Circumstances

10.1	Notwithstanding Rule 6.4, if an Award Holder dies before the Vesting or exercise of his Awards:

(a)

all of the Shares which are the subject of any Award which is not subject to Performance Conditions shall Vest as soon as can be reasonably arranged by the Company following the Participant’s death, or shall be capable of being exercised by his personal representative within twelve months following his death;

(b)	any Award which is subject to Performance Conditions may Vest as provided in Rule 10.3 or except as the Compensation Committee shall otherwise determine; and

(c)	any Nil-Cost Option shall lapse unless exercised by his personal representative within 12 months of the death of the Participant or if shorter, until the expiry of the Exercise Period.

10.2	Notwithstanding Rule 6.4, if a Participant ceases to be employed by a Group Member before the whole or any part of his Award Vests, by reason of:

(a)	ill health, injury or disability evidenced to the satisfaction of the Company;

(b)	redundancy (within the meaning of the Redundancy Payments Acts 1967 to 2022 or any overseas equivalent) if the Company so decides;

(c)	retirement with the agreement of the Company;

(d)	his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

(e)

for any other reason, if the Compensation Committee so decides his Award shall lapse except to the extent it is already Vested or it Vests as provided in Rule 10.3 or except as the Compensation Committee shall otherwise determine.

10.3

All of the Shares which are the subject of a Buy-out Award shall Vest in full unless the Compensation Committee otherwise determines. The number of Shares in respect of which the Award Vests pursuant to Rule 10.1(b) or 10.2 will be determined by the Compensation Committee and the Compensation Committee may, in its absolute discretion, determine that the level of Vesting shall be less than 100% in order to take into account:

(a)	the extent to which any Performance Condition, if applicable, has not been satisfied at the date of cessation of office or employment; and/or

(b)	the period of time that has elapsed from the Award Date to the date of cessation of office or employment compared to the period from the Award Date to the Normal Vesting Date;

and to the extent that the Award does not Vest in full, the remainder will lapse immediately. Any Award which is to Vest under this Rule 10.3 shall Vest on the Normal Vesting Date or following successful completion of any post-cessation restrictive covenants entered into by the Participant, whichever is the later, unless the Compensation Committee determines that it shall Vest on an earlier date.

10.4

Any Nil-Cost Option which does not lapse on the cessation of employment by a Group Member of a Participant shall lapse unless exercised within 6 months (or such other period as determined by the Compensation Committee in its discretion) after the later of (i) the actual date of Vesting, (ii) the date of cessation of employment with the Group Member; and (iii) the end of any post-cessation restrictive covenants entered into by the Participant PROVIDED however that this shall not be after the end of the Exercise Period.

10.5	Notwithstanding Rule 6.4, if a Participant ceases to be employed by a Group Member for any other reason not referred to in Rule 10.1 or 10.2:

(a)	all Awards which have not Vested shall lapse on such cessation; and

(b)

any Vested Nil-Cost Option shall lapse unless exercised by the Participant or by his personal representative within a period of the earlier of the expiry of the Exercise Period and six months after the later of (i) the date of cessation of employment with the Group Member; and (ii) the end of any post-cessation restrictive covenants entered into by the Participant.

10.6

Notwithstanding any other provision of these Rules, if it is proposed that a Participant, while continuing to be an Eligible Employee, shall work in a country other than the country in which he is currently working and, by reason of such change he:

(a)	suffers less favourable tax treatment in respect of his Awards; or

(b)	becomes subject to a restriction that impedes or limits the issuance or transfer of the Shares subject to an Award or limits or impedes his ability to hold or deal with such Shares his Award, at the discretion of the Compensation Committee, may (i) either Vest or be exercised, as the case may be, in whole or in part, at such time or times as the Compensation Committee shall determine; or (ii) be adjusted in a manner designed to overcome in whole or in part, such treatment or restriction.

10.7

Notwithstanding Rule 10.2, the Compensation Committee may, at any time prior to the date of eventual exercise, and in its absolute discretion, determine that an Award shall lapse with immediate effect as a consequence of a breach by the Participant of any restrictive covenants contained within his employment contract or any settlement agreement in respect of termination of his employment or otherwise.

10.8	Where a Participant’s contract of employment with the Group is terminated:

(a)	without notice, such employment shall be deemed to cease on the date on which the termination takes effect;

(b)	by a Group Member with a payment in lieu of notice, such employment shall be deemed to cease on the date on which the termination takes effect and shall not to include notice not worked;

(c)	and where the said contract is terminated by notice given by a member of the Group Member or by a Participant, such employment shall be deemed to cease on the date on which that notice expires.

10.9	For the purposes of the Plan, no person will be treated as ceasing to hold office or employment with a Group Member until that person no longer holds:

(a)	an office or employment with any Group Member; or

(b)	a right to return to work.

10.10

The Compensation Committee, in its absolute discretion, may release any Shares the subject of a Retention Restriction after a Participant ceases to be employed for any of the reasons set out in this Rule 10.

11.	Corporate Events

11.1

Where any of the events described in Rule 11.2 occur, then subject to Rules 12 and 13, all Awards will Vest as provided in this Rule 11. Nil-Cost Options will remain exercisable for 30 days from the date of the relevant event described in Rule 11.2, after which all Nil-Cost Options will lapse.

11.2	The events referred to in Rule 11.1 are:

(a)	General offer

If any person (either alone or together with any person acting in concert with him):

(i)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(ii)	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

(b)	Scheme of arrangement

A compromise or arrangement in accordance with Chapter 1 of Part 9 of the Companies Act 2014 for the purposes of a change of Control of the Company is sanctioned by the Court.

(c)	Winding-up

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company.

11.3

A Conditional Award will Vest pursuant to Rule 11.1 taking into account all factors which the Compensation Committee considers relevant, the extent to which any Performance Condition has been satisfied and, unless the Compensation Committee determines otherwise, the period of time from the Award Date to the date of the relevant event. To the extent that a Conditional Award does not Vest, or is not exchanged in accordance with Rule 12, it will lapse immediately.

11.4

If the Company is or may be affected by a merger with another company, demerger, delisting, special dividend or other event which, in the opinion of the Compensation Committee, may affect the current or future value of Shares:

(i)	the Compensation Committee may determine that an Award will Vest conditionally or that a Nil-Cost Option may be exercised conditionally on the event occurring; and

(ii)	if the event does not occur then the conditional Vesting or exercise will not be effective and the Award will continue to subsist;

(iii)

if a Conditional Award Vests under this Rule 11.3, it will Vest taking into account the extent to which any Performance Condition has been satisfied at the date of the relevant event and, unless the Compensation Committee determines otherwise, the period of time from the Award Date to the date of the relevant event; and

(iv)	to the extent that a Conditional Award does not Vest, it will lapse immediately.

The Compensation Committee will then also determine the period during which any Vested Nil-Cost Option may be exercised, after which time it will lapse.

11.5

If the Compensation Committee determines that there would be any adverse tax consequence if Awards were to Vest on or after an event described in this Rule 11, then the Compensation Committee may resolve that Awards will Vest on an earlier date.

11.6	Any reference to the Compensation Committee in this Rule 11 means the members of the Compensation Committee immediately prior to the relevant event.

12.	Exchange

12.1	A Conditional Award will not Vest or Nil-Cost Option will not become exercisable under Rule 11.1 but will be exchanged on the terms set out in Rule 12.2 to the extent that:

(a)	an offer to exchange the Conditional Award (the “Existing Conditional Award”) or Nil-Cost Option (the “Existing Nil-Cost Option”) is made and accepted by a Participant;

(b)	there is an Internal Reorganisation; or

(c)	the Compensation Committee decides (before the event) that an Existing Conditional Award or Existing Nil-Cost Option will be exchanged automatically.

12.2

If Rule 12 applies, the Existing Conditional Award will not Vest or Existing Nil-Cost Option will not become exercisable but will be exchanged in consideration of the issue of a new award (the “New Award”) or new nil-cost option (the “New Nil-Cost Option”) which, in the opinion of the Compensation Committee, is equivalent to the Existing Conditional Award or Existing Nil-Cost Option, but relates to shares in a different company (whether the acquiring company or a different company).

12.3	The New Award or New Option shall not be regarded for the purposes of this Rule 12 as equivalent to the Existing Conditional Award or the Existing Nil-Cost Option unless:

(a)

Save for any new condition imposed under Rule 3, the New Award or the New Option shall Vest or be exercised, as the case may be, in the same manner as the Existing Conditional Award or the Existing Nil-Cost Option and subject to the same provisions of the Plan as it had effect immediately before the release of the Existing Conditional Award or the Existing Nil-Cost Option, as the case may be;

(b)

the aggregate Market Value of the Shares which are the subject of the New Award or the New Option is the same as the maximum possible amount which would have been received on the Vesting of Existing Conditional Award or the exercise of Existing Nil-Cost Option; and

(c)

the total amount payable by the Participant for the acquisition of the New Shares under the New Award or the New Option, as the case may be, is as nearly as may be equal to the total amount that would have been payable by the Participant for the acquisition of the Shares under the Existing Conditional Award or the Existing Nil-Cost Option, as the case may be.

The date of grant of the New Award or New Option shall be deemed to be the same as the Date of Grant of the Existing Conditional Award or Existing Nil-Cost Option, as the case may be. In the application of the Plan to the New Award or the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Award or New Option, as the case may be, relates and the New Shares respectively, save that in the definition of “Compensation Committee” the reference to “Company” shall be read as if it were a reference to Flutter Entertainment plc.

13.	Lapse of Awards and Options

13.1	In addition to any other Rule providing for lapsing, an Award or Nil-Cost Option shall lapse on the earliest of:

(a)	subject to Rule 10, the date specified in the Award Notification for lapsing;

(b)	the Compensation Committee determining that any Performance Condition has not been satisfied in relation to the Award and can no longer be satisfied either in whole or in part; and

(c)	the date on which a resolution is passed or an order is made by the court for the compulsory winding up of the Company.

14.	Adjustments and exercise of discretion

14.1	The number of Shares subject to an Award may be adjusted in such manner as the Compensation Committee determines, in the event of:

(a)	any variation of the share capital of the Company; or

(b)	a merger with another company, demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Compensation Committee, affect the current or future value of Shares.

14.2	The Compensation Committee may also adjust any Performance Condition in accordance with Rule 3.3.

14.3

Any decision to exercise a discretion provided for in any of Rules 2.3, 3.3, 6.7, 7, 9.3 or 10 in respect of a Participant may be made by a person or persons duly authorised by the Compensation Committee.

15.	Amendments

15.1	Except as described in this Rule 15, the Compensation Committee may at any time amend the Rules.

15.2	Without the prior approval of the Company in general meeting, an amendment may not be made for the benefit of existing or future Participant to the Rules of the Plan relating to:

(a)	the persons to whom or for whom securities or other benefits are provided for under the Plan;

(b)	the limit on the number or amount or other benefits of Shares which may be acquired under the Plan;

(c)	the maximum entitlement of any one Participant under the Plan; or

(d)

the basis for determining a Participant’s entitlement to, and the terms of securities or other benefits to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, subdivision or consolidation of Shares or reduction or any other variation of capital;

PROVIDED HOWEVER that this Rule 15.2 shall not prohibit any amendment which is of a minor nature and benefits the administration of the Plan or any amendment which is necessary or desirable in order to take account of a change of any remuneration guidelines, legislation or regulatory requirement which the Compensation Committee reasonably considers is relevant in the context of such change or is reasonable to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company or some other Group Member.

15.3

An amendment may not adversely affect the rights of an existing Participant except where the amendment has been approved by Participants who together represent the holders of Awards which have the majority of Shares which are the subject all Awards outstanding at such time.

15.4

The Compensation Committee shall have the power to make such amendments and alterations as are required, including the power to create new share based incentive plans and sub plans for Eligible Employees in jurisdictions outside of Ireland, to take account of local restrictions, taxation requirements, security laws etc or to take advantage of taxation laws specific to the provision of share based incentive schemes in any jurisdiction.

16.	Legal Entitlement

16.1	This Rule 16 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful.

16.2

This Rule 16 shall apply irrespective of whether the Compensation Committee has discretion in the operation of the Plan, or whether the Company or the Compensation Committee could be regarded as being subject to any obligations in the operation of the Plan.

16.3

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, his participation in the Plan.

16.4	Awards will not (except as may be required by taxation law) form part of the emoluments of any Participant or count as wages or remuneration for pension or other purposes.

16.5

Nothing in the Plan or its operation will confer on any person any right to continue in employment and neither will it affect the right of any Group Member to terminate the employment of any person without liability at any time (with or without cause) or impose upon the Compensation Committee or any other person any duty or liability whatsoever in connection with:

(a)	the lapsing of any Award pursuant to the Plan;

(b)	the failure or refusal to exercise any discretion under the Plan; or

(c)	a Participant ceasing to hold office or employment for any reason whatsoever.

16.6

The issue of any Award to a Participant does not create any right for that Participant to be issued any further Awards or to be issued Awards on any particular terms, including the number of Shares to which Awards relate whether under this Plan or any other Plan.

16.7

Participation in the Plan is permitted only on the basis that the Eligible Employee accepts all the provisions of these Rules, including in particular this Rule 16. By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

(a)	any loss of office or employment;

(b)	any loss or reduction of any rights, benefits or expectations in relation to the Plan in any circumstances or for any reason, including lawful or unlawful termination of the Participant’s employment;

(c)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(d)	the operation, suspension, termination or amendment of the Plan.

16.8

Each of the provisions of each Rule of the Plan is entirely separate and independent from each of the other provisions of each Rule. If any provision is found to be invalid then it will be deemed never to have been part of the Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of the Rules.

16.9

No representation or guarantee given in respect of the future value of the Shares which are the subject of any Awards. Each Award is made on the basis that the Participant accepts that such value is unknown, indeterminable and cannot be predicted with certainty. Furthermore, the issue of an Award shall in no way affect the Company’s right to adjust, reclassify, reorganise or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

16.10

No Group Member shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the euro that may affect the value of the Award or of any amounts due to the Participant pursuant to the vesting of the Award or the subsequent sale of any Shares acquired upon vesting and/or settlement

17.	Data Protection

17.1	By accepting the grant of an Award, a Participant acknowledges that his or her Personal Data will be processed and disclosed as follows:

(a)

by the Company, the Trustee or any Group Member employing the Participant as they are required to collect, process and utilise the personal information or other relevant information pertaining to the Participant for purposes directly relevant to the Award granted to the Participant, and to disclose or transfer such information to other Group Members and, if necessary, a third party (including any broker, registrar or administrator) for the purpose of administering the Plan;

(b)

by the Company, the Trustee, any Group Member employing the Participant and any such third party so that they may utilise such information for the purpose of administering the Plan, provided that such information shall be kept confidential and shall not be used by any of them for any purposes not related to the administration of the Plan;

(c)

by the Company, the Trustee, any Group Member employing the Participant and any such third party (any of which may be located in the European Economic Area (“EEA”) or the UK or outside of the EEA and the UK) so that they may transfer the personal information or other relevant information pertaining to the Participant in the EEA/UK or outside of the EEA/UK for the purpose of administering the Plan (in which case the transfer shall be governed by “model contract clauses” or equivalent measures required under European Union or UK data protection laws); and

(d)

by and to any future purchaser of the Company or Subsidiary employing the Participant, or any future purchaser of their respective undertakings or any parts thereof, for the purpose of administering the Plan and/or confirming the Participant’s entitlement to an Award and/or any Plan Shares where such entitlement is relevant to such purchase.

17.2

By accepting the grant of an Award, a Participant acknowledges that the purposes described in Rule 17.1 are necessary for the performance of the Plan or are otherwise necessary for the legitimate interests of the Company, the Trustee or any Group Member employing the Participant in connection with the administration of the Plan. Should the Participant exercise any data subject rights in relation to his or her personal data, such as the right of objection or erasure, the Participant acknowledges that it may no longer be possible to administer the Plan in respect of the Participant. In that case the Awards may lapse and shall not be capable of Vesting and the Participant shall be deemed to have waived (without any right to compensation) any right to Plan Shares which are being held on his behalf by the Trustee.

17.3

Each Participant shall be provided with the information regarding the following by the Company, the Trustee or any Group Member employing the Participant to the extent that they are acting as controllers of the Participant’s Personal Data (save where the Participant already has the information):

(a)	the purpose of the collection and use of the personal information or other relevant information pertaining to the Participant;

(b)	the information to be collected and used;

(c)	the period and method of retention and use of the personal information or other relevant information pertaining to the Participant;

(d)

details of any third parties to whom their information is disclosed or transferred including the purpose of such disclosure or transfer and, where applicable, the safeguards applied to any transfers of data outside of the EEA/UK;

(e)	the rights of the Participant in respect of access to, rectification and deletion of their information and any related disadvantages;

(f)	where applicable, the contact details of the Data Protection Officer of the relevant controller; and

(g)	the right to complain to the relevant data protection supervisory authority.

18.	General

18.1

The Plan will terminate upon the date stated in Rule 2.4, or at any earlier time by the passing of a resolution by the Compensation Committee. Termination of the Plan will be without prejudice to the existing rights of Participants.

18.2

The Plan will be administered by the Compensation Committee. The Compensation Committee will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Compensation Committee will be final and binding on all parties.

18.3

A Participant will provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purposes of complying with its obligations under sections 897 and 897B of the TCA 1997 or under any other equivalent legislation in which the Participant is employed.

18.4

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to their registered office (for the attention of the company secretary), and in the case of an individual to his last known address, or, where he is an employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his employment. Where a notice or other communication is given by post, it will be deemed to have been received 48 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

18.5

Any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that such Participant is then deceased (and whether or not the Compensation Committee have notice of his death) except where his personal representatives have established their title to the satisfaction of the Compensation Committee and supplied to the Compensation Committee an address to which notices, documents and other communications are to be sent.

18.6

Any notice, document or other communication given to the Compensation Committee, Trustee or the Company in connection with the Plan shall be delivered or sent by post to the Company Secretary at the Company’s registered office or such other address as may from time to time be notified to Participants but shall not in any event be duly given unless it is actually received at such address.

18.7

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any Rule of the Plan and any Award issued under the Plan shall be governed by Irish law. The Irish courts will have jurisdiction to settle any dispute in relation to the Plan. The jurisdiction agreement contained in this Rule is made for the benefit of the Company only, which accordingly retains the right (i) to bring proceedings in any other court of competent jurisdiction; or (ii) to require any dispute to be settled in accordance with Rule 18.8. By accepting the issue of an Award, a Participant is deemed to have agreed to submit to such jurisdiction.

18.8

All disputes in relation to the Plan may be referred by the Company to arbitration pursuant to the provisions of the Arbitration Act 2010 (as amended) and any Participant so affected will submit to such arbitration.

18.9

If in the opinion of the Compensation Committee, in its absolute discretion, a Participant is insolvent, it can take any and all action it deems necessary in respect of the retention, Vesting, exercise or transfer of any Conditional Award, Nil-Cost Option or Shares represented thereof as it determines in its absolute discretion.

FLUTTER ENTERTAINMENT PLC

2022 SUPPLEMENTARY RESTRICTED SHARE PLAN

APPENDIX

USA

This Appendix shall apply to all Awards granted under the Plan to US Taxpayers and California Participants. Except as amended or overridden by this Appendix, the Rules of the Plan shall apply to Awards granted under the Plan to US Taxpayers and California Residents. In the event of any inconsistency between the Rules of the Plan and this Appendix, the terms of this Appendix shall prevail in relation to all Awards granted under the Plan to US Taxpayers. In the event that a Participant becomes a US Taxpayer or California Resident subsequent to the Award Date of an Award to such Participant under the Plan, such Award shall immediately be amended in a manner consistent with this Appendix.

1.	DEFINITIONS

In this Appendix, the following terms shall have the following meanings:

California Participant means a Participant who is a resident of the State of California;

California Securities Law means, collectively, Section 25102(o) of the California Corporate Securities Law of 1968, as amended, and the regulations issued thereunder by the California Commissioner of Corporations, including Sections 260-140.41 and 260.140.42;

Code means the US Internal Revenue Code of 1986, as it may be amended from time to time;

Rule 701 means Rule 701 of the US Securities Act of 1933, as it may be amended from time to time;

Section 409A means Section 409A of the Code and the treasury regulations, interpretations and administrative guidance issued thereunder;

Short-Term Deferral Exemption means the short-term deferral exemption from Section 409A described in Section 1.409A-1(b)(4) of the treasury regulations issued under the Code;

Short-Term Deferral Period means the period commencing on the date that an Award first is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A and ending upon the fifteenth day of the third month following the end of the calendar year in which such Award first is no longer subject to such substantial risk of forfeiture, or if later, the fifteenth day of the third month following the end of the taxable year of the Group Member employing the US Taxpayer in which the Award first is no longer subject to such substantial risk of forfeiture, which shall be determined and administered consistent with the Short-Term Deferral Exemption;

US means the United States of America;

US Taxes mean applicable US federal, state and local income taxes and employment taxes; and

US Taxpayer means an Eligible Employee or a Participant who is subject to US Taxes on the Award Date of an Award to such individual under the Plan, is expected to become subject to US Taxes following such date or does become subject to US Taxes following such date but while the Award remains outstanding.

References to a “Rule” in this Appendix shall be to the Rules of the Plan, except as otherwise expressly provided herein.

2.	GENERAL

2.1

Awards granted to US Taxpayers are intended to be exempt from the requirements of Section 409A pursuant to the Short-Term Deferral Exemption, and the Plan and any Award Certificate in respect of an Award granted to a US Taxpayer shall be interpreted, operated and administered in a manner consistent with such intention. Notwithstanding anything to the contrary contained in the Plan or any Award Certificate, payment in respect of any Award hereunder, including the payment of a Cash Equivalent or transfer of Shares pursuant to any Award granted under the Plan, shall be paid or transferred, if at all, to a US Taxpayer within the Short-Term Deferral Period.

2.2

Unless otherwise determined by the Compensation Committee, once Vested and, in the case of a Nil-Cost Option, Vested and exercisable, (i) a Conditional Award, Dividend Shares on an Award and any Cash Equivalent shall be paid on or before the expiration of the Short-Term Deferral Period, and (ii) a Nil-Cost Option shall remain exercisable until the earlier of the expiration of the exercise period specified in the relevant Award Certificate (but not less than thirty (30) days following the termination of the US Taxpayer’s employment or, if shorter, the remaining term of the Nil-Cost Option) and the expiration of the Short-Term Deferral Period (or until such earlier time as may be applicable pursuant to Rule 6.4), and thereafter, such Nil-Cost Option shall immediately lapse and automatically be cancelled and cease to have any further legal force or effect whatsoever; provided, however, in the event that a Conditional Award, Dividend Shares on an Award or any Cash Equivalent cannot be paid, or a Nil-Cost Option cannot be exercised, before the expiration of the Short-Term Deferral Period because payment or exercise would have violated applicable law (including, but not limited to, a delay due to Dealing Restrictions where payment or exercise would otherwise have violated applicable law), then to the extent permissible under Section 1.409A-1(b)(4)(ii) of the proposed treasury regulations, such payment or exercise may be delayed so long as payment or exercise is then made at the earliest date at which it is reasonably anticipated that such law no longer prevents such payment or exercise, as applicable.

2.3

To the extent of any substitution of a Conditional Award under Rule 6.2, or any exchange under Rule 12 or adjustment under Rule 3.3, 10.6 or 14 of any Conditional Award or Nil-Cost Option, the terms and conditions of any New Award or any substitute or New Nil-Cost Option (or any adjusted Conditional Award or Nil-Cost Option, as applicable) shall not result in any change to the terms and conditions of such Conditional Award or Nil-Cost Option (including any Dividend Shares thereon) if such change would result in adverse tax consequences to a US Taxpayer under Section 409A.

2.4

No setoffs or deductions against any amounts owed to a US Taxpayer by a Group Member may be made hereunder to satisfy the clawback contemplated by Rule 7 to the extent that such setoff or deduction would result in adverse tax consequences to the US Taxpayer under Section 409A.

2.5

Notwithstanding any provision of the Plan or any Award Certificate to the contrary, the Compensation Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan (including this Appendix) or any Award Certificate with respect to an Award granted to a US Taxpayer so that such Award qualifies for the Short-Term Deferral Exemption. No amendment may be made to the Plan (including this Appendix) or any

Award Certificate, or otherwise apply to an Award, if and to the extent that the amendment would cause any Award granted to a US Taxpayer to violate Section 409A. A Group Member shall have no liability to a US Taxpayer, or any other party, if an Award that is intended to be exempt from Section 409A is not so exempt or for any action taken by the Compensation Committee or the Group Member and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected US Taxpayer and not with the Group Member.

3.	SECURITIES LAW COMPLIANCE

3.1

Notwithstanding any provision of the Plan or any Award Certificate to the contrary (but subject to Rule 3.3. below), (i) no Award shall be granted and no Share shall be transferred or sold to a US Taxpayer unless such grant, transfer and sale is in compliance with US federal securities laws and any applicable US state securities laws, and (ii) Shares acquired by a US Taxpayer pursuant to the exercise of Nil-Cost Options or settlement of Conditional Awards (including Dividend Shares) may only be resold in compliance with the registration requirements or an applicable exemption from the registration requirements of the US Securities Act of 1933, as it may be amended from time to time.

3.2

Notwithstanding any provision of the Plan or any Award Certificate to the contrary, Conditional Awards and Nil-Cost Options granted to or held by a Participant who is a California Participant shall be subject to the following additional limitations, terms, and conditions, which for purposes of compliance with California Securities Law only shall be deemed to be a separate plan maintained solely for California Participants:

(a)	except to the extent otherwise provided under Rule 3.3 of this Appendix, each Award shall be granted in accordance with Rule 701;

(b)	Awards may not be granted more than ten (10) years after the date on which the Plan is adopted or the date on which the Plan is approved by the issuer’s security holders, whichever is earlier;

(c)

for Conditional Awards, Shares must be issued, if at all, prior to the ten (10) year anniversary of the date on which the Plan is adopted or of the date on which the Plan is approved by the issuer’s security holders, whichever is earlier;

(d)	for Nil-Cost Options, the Exercise Period may not be more than 120 months from the Award Date of the Nil-Cost Option;

(e)

in the event of the termination of a California Participant’s employment with each Group Member due to the California Participant’s death or incapacity, (i) each Nil-Cost Option held by such California Participant as of the date of such termination, to the extent that on such date (A) such Nil-Cost Option is vested and (B) the Market Value of the Shares underlying such Nil-Cost Option exceeds the exercise price (if any) of such Nil-Cost Option on such date, shall be automatically exercised on a cashless basis on the date of such termination, and (ii) all other Nil-Cost Options held by such California Participant, to the extent not automatically exercised as provided herein, shall immediately lapse and automatically be cancelled and cease to have any further legal force or effect whatsoever;

(f)

Awards and the rights of a California Participant to acquire Shares under the Plan shall be non-transferable except to the extent of a transfer by will, laws of descent and distribution, to a revocable trust, or as permitted by Rule 701;

(g)

the number of Shares to be acquired pursuant to an Award shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company of or on the Shares;

(h)

the number of California Participants under the Plan (together with the number of California Participants under all other option and compensatory share plans of the Company) may not exceed 35 unless the Plan is approved by holders of a majority of the outstanding securities of the Company entitled to vote within twelve (12) months of the transfer of Shares under the Plan in California; and

(i)	the total number of Shares under Awards granted to California Participants and subsisting at any time may not exceed 500,000.

3.3

In lieu of the meeting requirements set forth under Rule 3.2 of this Appendix, Awards may be granted under the Plan to any California Participant in accordance with any other registration exemption permitted under California Securities Law or by qualification under such law or compliance with applicable registration requirements, subject to such conditions as required by such law.

4.	AMENDMENT AND ADMINISTRATION

For the avoidance of doubt, the Compensation Committee and/or the Board have the full authority, consistent with the Rules, to administer this Appendix, including authority to interpret and construe any provision of this Appendix, to identify Eligible Employees and Participants with respect to whom the provisions of this Appendix may apply, and to adopt any regulations for administering this Appendix and any documents it thinks necessary or appropriate. The decision of the Compensation Committee or Board, as applicable, on any matter concerning this Appendix will be final and binding on all parties, notwithstanding any delegation of authority to a sub-committee.

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